UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2012

Cadence Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33103	41-2142317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12481 High Bluff Drive, Suite 200

San Diego, California 92130

(Address of principal executive offices, including zip code)

(858) 436-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2012, Cadence Pharmaceuticals, Inc. (“Cadence”) accepted the resignation of James B. Breitmeyer, M.D., Ph.D., from his position as Executive Vice President and Chief Medical Officer, in connection with the company’s current focus on commercialization, rather than new product development. Dr. Breitmeyer’s resignation will be effective as of August 31, 2012. In connection with his resignation under the Second Amended and Restated Employment Agreement between Cadence and Dr. Breitmeyer dated as of December 12, 2008, Dr. Breitmeyer will receive certain benefits including: (1) a lump sum severance payment of $396,764, (2) reimbursement of the cost of 12 months of health care benefits continuation, and (3) a lump sum payment equal to the cost of 12 months of the portion of the monthly premiums for Dr. Breitmeyer’s life insurance coverage that are borne by Cadence. In addition, the portion of Dr. Breitmeyer’s stock options that would have vested if Dr. Breitmeyer had remained employed by the company for an additional 12 months, will immediately vest effective as of his date of termination. The foregoing severance payments and benefits will be provided in exchange for a general release of claims from Dr. Breitmeyer.

Effective as of September 1, 2012, Cadence appointed Malcolm Lloyd-Smith, who currently serves as Cadence’s Senior Vice President, Regulatory Affairs and Quality Assurance, to serve as Senior Vice President, Regulatory Affairs, Quality and Clinical. Prior to joining Cadence in 2008, Mr. Lloyd-Smith served as Vice President and Head of Global Regulatory Affairs, and Vice President, International Regulatory Affairs, for Elan Pharmaceuticals, Inc. Previously, Mr. Lloyd-Smith served in various positions of increasing responsibility with DuPont Pharma Ltd., DuPont Merck Pharmaceutical Company, and DuPont de Nemours International, S.A. Mr. Lloyd-Smith holds a B.Sc. in pharmacology from the University of Leeds, and a M.Sc. in pharmacological biochemistry from Hatfield Polytechnic.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE PHARMACEUTICALS, INC.

By:	/s/ WILLIAM R. LARUE
William R. LaRue
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Date: August 9, 2012